Exhibit 1

Joint Filing Statement

Pursuant to Rule 13d-1(k)(1)

The undersigned hereby consent and agree to the joint filing of Schedule 13G Amendment No. 1 under the Securities Exchange Act of 1934, as amended, with respect to the Common Shares, $.01 par value of Hallador Energy Company beneficially owned by them, together with any or all amendments thereto, when and if appropriate. The parties hereto further consent and agree to file this Joint Filing Statement pursuant to Rule13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule13G.

This Joint Filing Statement may be terminated by any of the undersigned upon written notice or such lesser period of notice as the undersigned may mutually agree.

Dated: January 17, 2020

Extract Advisors LLC

By:	/s/ Darin Milmeister
Darin Milmeister, Managing Member

Extract Capital Master Fund Ltd.

By:	/s/ Darin Milmeister
Darin Milmeister, Director

Darin Milmeister

By:	/s/ Darin Milmeister
Darin Milmeister, Individually